UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ISOTIS, INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by IsoTis, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following is a letter sent by IsoTis to Swiss brokers and custodians on October 14, 2007:
TO ALL SWISS BROKERS AND CUSTODIANS
BY REGISTERED MAIL AND EMAIL

October 14, 2007, Irvine CA
To Whom it May Concern,

I am writing to you in my capacity as Chief Executive Officer and President of IsoTis, Inc. (Nasdaq: ISOT) to ask for your assistance in a process that is of the utmost importance for a number of your clients as well as for our company.
As you know after receiving our proxy materials in September and my letter of October 3, 2007, Integra LifeSciences (Nasdaq: IART) has made a public offer to acquire IsoTis for $7.25 per share in cash. Given the financial condition of IsoTis, a failure to complete the acquisition would likely force IsoTis to seek bankruptcy protection under Chapter 11 of the U.S. bankruptcy code, which we believe would have a substantial negative impact on our share price.
Our company held a special meeting of stockholders on October 11, 2007 to vote on the proposed merger of IsoTis and Integra LifeSciences Holding Corporation. As a result of insufficient votes cast, we lacked a quorum to hold the meeting today and to approve the proposed merger.
The primary reason for not having sufficient votes to approve the acquisition by Integra is the complexity of our stockholder-base and the multiple layers of banks/brokers and custodians involved. This complexity raised and continues to raise serious handicaps for us to
—   know who our stockholders are and inform them on an individual basis
—   approach our stockholders banks and brokers and inform them on an individual basis
—   measure progress on the votes during the proxy solicitation period
To mitigate these handicaps, before the meeting of October 11, we engaged Georgeson Inc for our proxy solicitation efforts, we spent significant amounts on advertising in Swiss and Dutch newspapers, we approached all of you by phone and mail to ask for your attention and assistance and we used media campaigns to reach out to the stockholders.
Despite these efforts, the shares present at the meeting fell short of the required 50%, and we decided to adjourn the meeting to October 23. We informed the market with a press release of October 11,

2007 and our shareholders should receive our letter to all stockholders of October 12. Copies are enclosed.
Now that we have the first round of votes in, we know that the vote is close, and we know that the vast majority of shareholders who voted have voted “FOR” the acquisition by Integra. We also know that despite all these efforts, we did not reach the required majority. We learned from direct contact with our stockholders, however, that many of them to date have not been adequately informed about the transaction and have not been effectively allowed to vote.
It is therefore, and only as a last resort, that I appeal to you to instruct the corporate action department of your institution to fully cooperate with our proxy solicitor, Georgeson Inc., and ensure that all your clients who hold IsoTis stock receive the proxy materials and are enabled to exercise their voting rights.
     Practically this means that we urgently request:
1.	that you distribute our October 12, “dear stockholder” letter to all your clients owning ISOT stock who have not cast their vote to date.
2.	that you don’t set a deadline for your clients to vote at any time before Friday October 19, 6 pm CET (we noticed that many banks in the first round had set internal deadlines up to a week before the October 11 meeting)
Only thus will they get a chance to make the transaction succeed and increase their chance of receiving $7.25 per share in cash.
It would be a great help for our effort and for your clients if you would provide us (through Georgeson or to me directly) with the following information:
—	number of clients owning ISOT stock on the record date of August 24, 2007 and number of shares of ISOT they collectively owned by all your clients on that date
—	number of clients and number of shares that voted “FOR”, “AGAINST” or “ABSTAIN” until today and for who you sent voting instructions to your
—	name of your US custodian bank or institution
We are concerned that there will be serious consequences should the acquisition not receive the required number of votes “FOR” and a number of our Swiss stockholders discover that they had the right to vote, but were not appropriately informed by their trusted bank and advisor. These consequences would negatively affect all our stockholders, including your clients.
I trust you appreciate the urgency of the matter (the adjourned special meeting of stockholders will resume on October 23, at 7.30 am in Irvine, California), and I sincerely hope you can do what is necessary to ensure the full commitment of your team to this transaction.
I also hope you will appreciate my candor in bringing this to your attention. I believe it is in our mutual interest and even more so in that of our stockholders and your clients that I do so. Please feel free to contact me at +1 (949) 855-7118 or pieter.wolters@isotis.com if I can provide you with any further information.

Sincerely yours, Pieter Wolters President & Chief Executive Officer

A special stockholder meeting was convened on October 11, 2007 and was adjourned to October 23, 2007 to obtain stockholder approval of the proposed transaction. IsoTis has filed with the Securities and Exchange Commission and distributed to its stockholders a definitive proxy statement and other relevant documents in connection with the special stockholder meeting for the proposed transaction. IsoTis stockholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, Attention: Chief Financial Officer.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction is set forth in IsoTis’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.